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                                                                    EXHIBIT 3.10

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 Sprint Canada Logo
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                                                    Sprint Canada Inc.
                                                    Crestwood Corporate Center
                                                    300 - 13777 Commerce Parkway
                                                    Richmond, B.C. V6V 2X3
                                                    Tel: (604) 273-3610
                                                    Fax: (604) 214-2172


February 1, 2000

Mr. Bill Massey
Cinema Internet Networks Inc.
3150 Celtic Ave., Building #2
Vancouver, BC V6N 3X7

Dear Bill,

This is to confirm our discussions regarding the intention of Sprint Canada Inc.
(SCI) to enter into a commercial agreement with Cinema Internet Networks Inc. (d.b.a. CinemaWorks).

It is our understanding that CinemaWorks has a non-exclusive agreement with Darwin Networks of Louisville, Kentucky to act as Darwin's agent in Canada. Darwin's main business is to provision highspeed Internet access to hotels and Multiple Dwelling Units (MDU's) in return for a revenue stream from the property over the course of an exclusive, long-term agreement.

SCI intends to enter into an agreement with CinemaWorks, subject to successful contract negotiations, in which SCI will be the exclusive supplier of the communications lines that connect CinemaWorks hotels and MDU's to the Internet. SCI will pay CinemaWorks a fee of $*** for each T1 connection to the Internet for the first *** properties that CinemaWorks orders, based on a minimum 1-year contract. Upon receiving the *** T1 connection to the Internet, SCI will change the payment to CinemaWorks such that the $*** fee will no longer be paid, and a fee representing ***% (*** percent) of the net monthly bill (before taxes) for all properties whether direct customers of CinemaWorks or indirect customers such as Darwin Networks; will be paid on quarterly basis. Should CinemaWorks utilize communications lines of significantly lower cost than T1, SCI may reduce $*** fee, however the ***% recurring monthly fee will remain the same.

Under this agreement, CinemaWorks may represent itself as being associate with SCI under the Solutions Alliance Program as an Alliance Partner.

Also, SCI understands that CinemaWorks intends to secure long-term agreements to access the roofs of hotels and MDU's for the purpose of installing wireless antenna equipment. SCI is interested in working with CinemaWorks to supply and finance wireless communications solutions to businesses that are located in range of their antenna sites. In addition, Sprint Canada will entertain on a case by case basis joint advertising and co-marketing initiatives with CinemaWorks.

SCI looks forward to a mutually successful relationship with CinemaWorks.

Yours truly,


 /s/ James S. Porter
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James S. Porter
Strategic Alliance Manager


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*  Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions of this Exhibit have been filed separately with the Securities and Exchange Commission.